EX-99.B(g)(1)(i)

Exhibit A

DELEGATION AGREEMENT

WELLS FARGO MASTER TRUST

Portfolios of Wells Fargo Master Trust
International Core Portfolio
International Growth Portfolio
International Index Portfolio
International Value Portfolio

Most recent annual approval by the Board of Trustees: April 4, 2005

Exhibit A amended: October 1, 2005